UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 16, 2007

General Growth Properties, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11656	42-1283895
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 N. Wacker Drive, Chicago, Illinois		60606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312.960.5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 16, 2007, GGP Limited Partnership ("GGPLP"), the operating partnership through which General Growth Properties, Inc. (the "Company") conducts business, issued $1.55 billion aggregate principal amount of its 3.98% Exchangeable Senior Notes due 2027 (the "Notes") in a private offering exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Notes were issued pursuant to an Indenture (the "Indenture"), dated as of April 16, 2007, among GGPLP and LaSalle Bank National Association, as Trustee (the "Trustee") and are unsecured and unsubordinated obligations of GGPLP ranking equally with all of the unsecured and unsubordinated obligations of GGPLP. The Notes are convertible into shares of the common stock of the Company (the "Common Stock") under the circumstances described in Item 2.03 below.

A copy of the Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 16, 2007, GGPLP issued $1.55 billion aggregate principal amount of Notes pursuant to a purchase agreement (the "Purchase Agreement") with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers") under which GGPLP agreed to sell the $1.55 billion principal amount of Notes (plus up to an additional $200 million principal amount of Notes at the option of the Initial Purchasers) in private offerings exempt from registration in reliance on Section 4(2) of the Securities Act. The Purchase Agreement contemplates the resale by the Initial Purchasers of the Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act, at a price equal to 98% of the principal amount of the Notes.

Interest on the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2007, and the Notes will mature on April 15, 2027 unless previously redeemed by GGPLP, repurchased by GGPLP or exchanged in accordance with their terms prior to such date.
Prior to April 15, 2012, GGPLP will not have the right to redeem the Notes, except to preserve the Company’s status as a REIT. On or after April 15, 2012, GGPLP may redeem for cash all or part of the Notes at any time, at 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date. On each of April 15, 2012, April 15, 2017 and April 15, 2022, holders of Notes may require GGPLP to repurchase the Notes, in whole or in part, for cash equal to 100% of the principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The Notes are exchangeable for Common Stock or a combination of cash and Common Stock, at the option of GGPLP, upon the satisfaction of certain conditions, including conditions relating to the market price of the Common Stock, the trading price of the Notes, the occurrence of certain corporate events and transactions, a call for redemption of the Notes and any failure of the Company to maintain a listing of the Common Stock on a national securities exchange. The initial exchange rate for each $1,000 principal amount of Notes is 11.2712 shares of Common Stock, representing an exchange price of approximately $88.72 per share. The initial exchange price represents a premium of 35% based on the April 10, 2007 $65.72 Common Stock closing price. The initial exchange rate is subject to adjustment under certain circumstances.

The sale of $1.55 billion principal amount of Notes was completed on April 16, 2007. The Company’s combined net proceeds from the sale of the Notes were approximately $1.526 billion after deducting the Initial Purchasers’ discounts and other expenses. The Company used these proceeds to repay indebtedness under its credit facility and for general corporate purposes.

In connection with GGPLP’s offering of the Notes, the Company entered into a registration rights agreement with the Initial Purchasers, pursuant to which the Company has agreed to file a registration statement under the Securities Act covering the resale of the shares of the Common Stock deliverable upon exchange of the Notes.

The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Notes is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

4.1 Indenture, dated as of April 16, 2007, between GGP
Limited Partnership and LaSalle Bank National Association

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Growth Properties, Inc.

April 19, 2007	By:	Bernard Freibaum

Name: Bernard Freibaum
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Indenture